EX 10.27

August 28, 2001

PERSONAL AND CONFIDENTIAL

Mr. H. Mark Ennis
Senior Vice President
Boxmore International PLC
Ennis House, Enterprise Way
Newtownabbey BT364EW
NORTHERN IRELAND

Dear Mark:

This letter sets forth our understanding of the agreement we reached concerning your termination of employment from Boxmore International PLC.

As indicated in your letter dated August 21, 2001, you desire to terminate your employment and not continue in the position discussed with you. You also indicated your desire to remain on Boxmore's payroll through April 6, 2002.

Chesapeake and Boxmore offered, and you accepted, to allow you to continue in your current role through December 31, 2001. Chesapeake and Boxmore further agree to allow you to continue on Boxmore's payroll as Director of Special Projects through April 8, 2002, which will be your effective date of termination. At that time you will be entitled to three years Gross Remuneration as set forth in clause 19(a) of your Service Agreement.

Until April 8, 2002, you will be expected to perform your duties to the best of your ability and in Chesapeake and Boxmore's best interests in accordance with the terms of your Service Agreement. In addition, the terms of your Service Agreement that apply to you during and following your employment will continue in full force and effect.

Please indicate your agreement to the above by signing and returning the enclosed copy of this letter.

Sincerely,

/s/ John F. Gillespie
 John F. Gillespie

:fwb

Enclosure

I have reviewed and agreed to the terms set forth in this letter

/s/ H. Mark Ennis
H. Mark Ennis Date: 8/30/01